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[CIBC WORLD MARKETS LETTERHEAD]

Exhibit 10.51

     May 12, 2000

PERSONAL AND CONFIDENTIAL

STAAR Surgical Company
1911 Walker Avenue
Monrovia, CA 91016

Attn:  William C. Huddleston
    Executive Vice President and Chief Operating Officer

Dear Mr. Huddleston:

    This letter will confirm the understanding and agreement (the "Agreement") between CIBC World Markets Corp. ("CIBC World Markets") and STAAR Surgical Company (the "Company") as follows:

1.
Engagement:  The Company hereby engages CIBC World Markets as its exclusive agent for the proposed private placement of up to 1,250,000 shares of common stock of the Company (the "Shares") to a limited number of Qualified Institutional Buyers, as such term is defined in Rule 144A promulgated under the Securities Act of 1933 (the "Investors"). Such placement shall be referred to as the "Transaction." CIBC World Markets agrees to use its best efforts to effect the Transaction under the terms, and subject to the conditions, contained herein.

2.
CIBC World Markets' Role:  CIBC World Markets hereby accepts the engagement described herein and, in that connection, agrees to:

(a)
assist in structuring the Transaction;

(b)
assist in preparing a private placement memorandum (the "Memorandum") describing the Company, the Shares and the Transaction;

(c)
review with the Company a list of the Investors to whom the Memorandum will be provided;

(d)
prepare other communications to be used in placing the Shares, whether in the form of letter, circular, notice or otherwise; and

(e)
assist and advise the Company with respect to the negotiation of the sale of the Shares to the Investors.

3.
Due Diligence:  It is understood that CIBC World Markets' assistance in the Transaction will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as CIBC World Markets deems appropriate under the circumstances (such investigation hereinafter to be referred to as "Due Diligence") and the approval of CIBC World Markets' Commitment and Due Diligence Committees. CIBC World Markets shall have the right in its sole discretion to terminate this Agreement if the outcome of the Due Diligence is not satisfactory to CIBC World Markets or if approval of the Commitment and Due Diligence Committees is not obtained ("Early Termination").

4.
Term; Exclusivity:  The term of CIBC World Markets' engagement hereunder as the Company's exclusive agent shall extend from the date hereof until the earlier of March 31, 2001 or Early Termination, and that during the term of CIBC World Markets' engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with CIBC World Markets, contact or solicit institutions, corporations or other entities as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of a Transaction. Furthermore, the Company agrees that during the term of CIBC World Markets' engagement hereunder, all inquiries, whether direct or indirect, from prospective investors will be referred to CIBC World Markets and will be deemed to have been contacted by CIBC World Markets in connection with the Transaction. The Company may reject any potential Investor if in its discretion, the Company believes that the inclusion of such Investor in the Company would be incompatible with the best interests of the Company. The Company shall not be obligated to sell the Shares or to accept any offer thereof, and the terms of such Shares and the final decision to issue the same shall be subject to the discretionary approval of the Company.

  Either party may terminate this Agreement at any time by giving the other party at least thirty (30) days prior written notice of such termination, at which time the Company shall pay to CIBC World Markets all fees earned and reimburse CIBC World Markets for all reasonable expenses incurred, in accordance with Paragraphs 8 and 9 hereof, respectively. The Company agrees to pay CIBC World Markets any fees specified in Paragraph 8 if the events specified therein shall occur during the term of this Agreement or within one year after the termination or expiration of this Agreement. Any obligation pursuant to this Paragraph 4 shall survive the termination or expiration of this Agreement.

  No offers or sales of any securities of the same or similar class as the Shares will be made by the Company or any affiliate during the six-month period after the completion of the offering of the Securities in each case except in compliance with the registration requirements of the Securities Act of 1933, as amended, or an exemption therefrom. The Company and CIBC World Markets have not made and shall not make any general solicitation in connection with the offer and sale of the Shares. CIBC World Markets will offer the shares only to Qualified Institutional Buyers.

5.
Best Efforts:  It is understood that CIBC World Markets' involvement in the Transaction is strictly on a best efforts basis and that the consummation of the Transaction will be subject to, among other things, market conditions.

6.
Information:  The Company shall furnish, or cause to be furnished, to CIBC World Markets all information reasonably requested by CIBC World Markets for the purpose of rendering services hereunder (all such information being the "Information"). In addition, the Company agrees to make available to CIBC World Markets upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that CIBC World Markets (a) will use and rely on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company.

  The Company represents and warrants to CIBC World Markets that (i) all such information, including the Memorandum, any documents attached as exhibits thereto and/or incorporated by reference therein, and any communications prepared pursuant to paragraph 2(a) above, and will be true and accurate in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading; and (ii) any projected financial information or other forward-looking information which the Company provides to CIBC World Markets will be made by the Company in food faith, based on management's best estimates then available and based on facts and assumptions which the Company believes to be reasonable.

7.
Company Responsibilities, Representations and Warranties:

(a)
The sale of the Shares to any Investor will be evidenced by a purchase agreement ("Purchase Agreement") between the Company and such Investor in a form reasonably satisfactory to the Company and CIBC World Markets. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

  (b)
  The selling price of the Shares to be issued and sold by the Company pursuant to the Purchase Agreements will be specified in writing by CIBC World Markets on behalf of the Company to the prospective investors prior to the execution of the Purchase Agreements, subject to the Company's approval.

  (c)
  The closing of the sale of the Shares contemplated by the Purchase Agreement (the "Closing") shall be promptly following the execution and delivery of the Purchase Agreement and the satisfaction of other condition set forth in the Purchase Agreement. The Company will perform the covenants set forth in the Purchase Agreements. The Purchase Agreements will require the Company to file, promptly after it has signed and delivered such Purchase Agreements, a registration statement with the Securities and Exchange Commission (the "SEC") for the resale from time to time of the Securities to be issued pursuant to such Purchase Agreements (the "Registration Statement"). The Company will not modify any such Purchase Agreements, nor will it execute and deliver any additional Purchase Agreements after the time it has filed the Registration Statement.

  (d)
  The Company (i) represents and warrants that the representations and warranties contained in the Purchase Agreements will be true and correct in all respects on the date of such Purchase Agreements and on the Closing Date and (ii) agrees that CIBC World Markets shall be entitled to rely on such representations and warranties as if they were made directly to CIBC World Markets.

  (e)
  The Company agrees that the Company shall have sole responsibility for ensuring that the sale of Securities contemplated by this Agreement shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and will otherwise comply with the securities laws of any applicable country or other jurisdiction. The Company shall not take any action or permit to be taken any action on its behalf that would cause such sale of Securities to fail to (i) qualify for such an exemption, or (ii) otherwise comply with such securities laws.

  (f)
  The Company will cause its independent public accountants to address and deliver to the Company and CIBC World Markets a letter or letters (which letters are frequently referred to as "Comfort Letters") dated as of the Closing, which letter or letters shall be in the form reasonably requested by CIBC World Markets.

  (g)
  The Company will cause its counsel to address and deliver to the Company and CIBC World Markets an opinion dated as of the Closing with respect to such matters as CIBC World Markets and its counsel shall reasonably request.

  (h)
  The Company will cause its outside intellectual property and/or regulatory counsel to deliver one or more opinions, dated as of the Closing, to CIBC World Markets regarding such matters as CIBC World Markets and its counsel shall reasonably request.

  (i)
  The Company acknowledges that the Purchase Agreements will require the Company's counsel, its intellectual property counsel and/or its regulatory counsel to deliver one or more opinions to the Investors. The Company agrees that CIBC World Markets shall be entitled to rely on any opinions delivered to the Investors in connection with the Transaction and resale of the Shares under the Registration Statement.

  (j)
  For a period of ninety (90) days from the effective date of the Registration Statement, the Company will not, without the prior written consent of CIBC World Markets, sell, contract to sell or otherwise dispose of or issue any securities of the Company, except pursuant to previously issued options, any agreements providing for anti-dilution or other stock purchase or share issuance rights in existence on the date hereof, any employee benefit or similar plan of the Company in existence on the date hereof or duly adopted hereafter, or any technology license agreement, strategic alliance or joint venture in existence on the date hereof or which the Company may enter into hereafter.

  (k)
  During the time the Registration Statement is effective covering the resales of any Securities sold to Investors, the Company will furnish to CIBC World Markets:

  (i)
  as soon as practicable (but in the case of the annual report of the Company to its stockholders, within 120 days after the end of each fiscal year of the Company), one copy of: (a) its annual report to its stockholders (which annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States by a firm of certified public accountants of recognized standing), (b) if not included in substance in its annual report to stockholders, its annual report on Form 10-K, (c) each of its quarterly reports to its stockholders and, if not included in substance in its quarterly report to stockholders, its quarterly report on Form 10-Q and any other document or agreement that is incorporated by reference into the Registration Statement, and (d) the full Registration Statement (the foregoing in each case, excluding exhibits); and

  (ii)
  upon reasonable request, all exhibits excluded by the parenthetical to the last clause of the immediately preceding paragraph and all other information that is generally available to the public.

8.
Fees:  As compensation for the services to be rendered by CIBC World Markets hereunder, the Company will pay CIBC World Markets at the Closing, from the proceeds of the Sale of the Shares, a transaction fee (the "Transaction Fee") equal to the greater of (a) six and one-half percent (6.5%) of the gross proceeds raised from the sale of the Shares. Further, the Company will pay CIBC World Markets the Transaction Fee, if within twelve months from the termination of this Agreement, the Company reaches an agreement in principle for the sale of the Shares to any Investors which CIBC World Markets previously solicited or sought to solicit (but were not permitted to do so due to the Company's rejection of such proposed Investors pursuant to the last sentence of Section 6 hereof) on its behalf. Upon the Company's request, at the termination or expiration of this Agreement, CIBC World Markets will supply the Company with a list of Investors which CIBC World Markets has solicited or sought to solicit (but were not permitted to do so due to the Company's rejection of such proposed Investors pursuant to the last sentence of Section 6 hereof), on its behalf, and the Company will pay CIBC World Markets any unpaid expenses reimbursable under paragraph 9 of this Agreement. The Company's obligations hereunder shall survive the termination or expiration of this Agreement.

9.
Expense Reimbursement:  The Company agrees to reimburse CIBC World Markets for all of its reasonable out-of-pocket expenses in connection with the performance of its activities under the terms of this Agreement. Reasonable out-of-pocket expenses include, but are not limited to, costs such as printing, telephone, telex, courier service, direct computer expenses, accommodations and travel. The Company will reimburse CIBC World Markets for fees and expenses of legal counsel employed by and for CIBC World Markets, if any, in connection with this Agreement. All such fees, expenses and costs will be billed monthly and are payable when invoiced. The parties' obligations under this paragraph shall survive the termination or expiration of this Agreement.

10.
Registration:  The Company contemplates that the provisions of the Purchase Agreement will bind the Investors, upon execution, to purchase the Shares subject to customary conditions to closing not within the control of the Investors. The Company agrees to use its best efforts to take such actions under the laws of various states, as shall be agreed upon by the Lead Placement Agent and the Company, as may be required to allow the lawful sale of the Shares. The Company further agrees to file a Registration Statement on Form S-3 for the sale of the Shares with the SEC as soon as practicable after the Closing Date and to use its best efforts to cause the SEC to declare the Registration Statement effective on or prior to the 75th day after the date the Registration Statement was filed by the Company. The Company agrees to bear the expenses (excluding underwriters fees, commissions and discounts) of such registration with the SEC and qualification under state securities laws, including fees and disbursements of Company counsel.

11.
Indemnity:  In addition to the fees and reimbursement of expenses provided for above, the parties agree to the indemnification provisions set forth as Annex A herein, which are incorporated herein by reference as if fully set forth below. The parties' obligations under this paragraph shall survive the termination or expiration of this Agreement.

12.
GOVERNING LAWS:  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISION THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, THE TRANSACTION OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

13.
Right of First Refusal:  In consideration for CIBC World Markets' agreement to act as sole placement agent in connection with the Transaction, the Company hereby grants CIBC World Markets a right of first refusal to serve as the Company's lead financial advisor and investment banker in connection with any financial transaction (other than customary commercial bank lending) for a period of 12 months from the closing of the Transaction. In the event the Company advises CIBC World Markets that it desires to effect any financial transaction, the Company and CIBC World Markets will negotiate in good faith the terms of CIBC World Markets' engagement in a separate agreement, which agreement would set forth, among other matters, compensation for CIBC World Markets based upon customary fees for the services provided. The Company's obligation under this Paragraph 13 shall become effective only in the event of completion of the Transaction.

14.
Confidentiality:  Except as required by law, this Agreement and the services and advice to be provided by CIBC World Markets hereunder, shall not be disclosed to third parties without CIBC World Markets' prior written permission. Notwithstanding, CIBC World Markets shall be permitted to advertise the services it provided in connection with the private placement subsequent to the consummation of the private placement. Such expense shall not be reimbursable under paragraph 9 hereof.

15.
No Brokers; Advisors:  The Company represents and warrants to CIBC World Markets that there are no brokers, representatives or other persons which have an interest in compensation due to CIBC World Markets from any transaction contemplated herein or which would otherwise be due any fee, commission or remuneration upon consummation of any Transaction.

16.
Authorization:  The Company and CIBC World Markets represent and warrant that each has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound.

17.
Miscellaneous:  This Agreement including Annex A, constitutes the entire understanding and agreement between the Company and CIBC World Markets with respect to the subject matter hereof and supercedes all prior understanding or agreements between the parties with respect thereto, whether oral or written, express or implied. Any amendments or modifications must be executed in writing by both parties. This Agreement and all rights, liabilities and obligations hereunder shall be binding upon and inure to the benefit of each party's successors but may not be assigned without the prior written approval of the other party.

  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in anyway the meaning or interpretation of this Agreement.

CIBC World Markets is delighted to accept this engagement and looks forward to working with you. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,
CIBC World Markets Corp.
		By:	/s/ MICHAEL FEKETE Michael Fekete Managing Director
ACCEPTED AND AGREED TO AS OF THE ABOVE DATE STAAR Surgical Company
By:	/s/ WILLIAM C. HUDDLESTON William C. Huddleston Chief Financial Officer and Chief Operating Officer

ANNEX A: INDEMNIFICATION

    The Company agrees to indemnify and hold harmless CIBC World Markets and its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person, including CIBC World Markets, an "Indemnified Party") from and against any losses, claims, damages and liabilities, joint or several (collectively the "Damages"), to which such Indemnified Party may become subject in connection with or otherwise relating to or arising from (i) any transaction contemplated by this letter agreement or the engagement of or performance of services by an Indemnified Party thereunder or (ii) an untrue statement or an alleged untrue statement of a material fact or the omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, and will reimburse each Indemnified Party for all fees and expenses (including the fees and expenses of counsel) (collectively, "Expenses") as incurred in connection with investigating, preparing, pursuing or defending any threatened or pending claim, action, proceeding or investigation (collectively, the "Proceedings") arising therefrom, whether or not such Indemnified Party is a formal party to such Proceeding; provided, that the Company will not be liable to any such Indemnified Party to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder. The Company also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company or any person asserting claims on behalf of the Company arising out of or in connection with any transactions contemplated by this letter agreement or the engagement of or performance of services by an Indemnified Party thereunder except to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

    If for any reason other than in accordance with this letter agreement, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company will contribute to the amount paid or payable by an Indemnified Party as a result of such Damages (including all Expenses incurred) in such proportion as is appropriate to reflect the relative benefits to the Company and/or its stockholders on the one hand, and CIBC World Markets on the other hand, in connection with the matters covered by this letter agreement or, if the foregoing allocation is not permitted by applicable law, not only such relative benefits but also the relative faults of such parties as well as any relevant equitable considerations. The Company agrees that for purposes of this paragraph the relative benefits to the Company and/or its stockholders and CIBC World Markets in connection with the matters covered by this letter agreement will be deemed to be in the same proportion that the total value paid or received or to be paid or received by the Company and/or its stockholders in connection with the transactions contemplated by this letter agreement, whether or not consummated, bears to the fees paid to CIBC World Markets under this letter agreement; provided, that in no event will the total contribution of all Indemnified Parties to all such Damages exceed the amount of fees actually received and retained by CIBC World Markets hereunder (excluding any amounts received by CIBC World Markets as reimbursement of expenses).

    The Company agrees not to enter into any waiver, release or settlement of any Proceeding, (whether or not CIBC World Markets or any other Indemnified Party is a formal party to such Proceeding) in respect of which indemnification may be sought hereunder without prior written consent of CIBC World Markets (which consent will not be unreasonably withheld), unless such waiver, release or settlement includes an unconditional release of CIBC World Markets and each Indemnified Party from all liability arising out of such Proceeding.

    The indemnity, reimbursement and contribution obligations of the Company hereunder will be in addition to any liability which the Company may otherwise have to any Indemnified Party and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company or an Indemnified Party. The provisions of this Annex will survive the modification, termination, or expiration of this letter agreement.

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Exhibit 10.51
ANNEX A: INDEMNIFICATION